UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2006

(Commission File Number)	Exact names of registrants as specified in their charters, address of principal executive offices, telephone number and state of incorporation	(IRS Employer Identification No.)

1-15929	PROGRESS ENERGY, INC.	56-2155481
410 S. Wilmington Street
Raleigh, North Carolina 27601-1748
Telephone: (919) 546-6111
State of Incorporation: North Carolina

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 - FINANCIAL INFORMATION

Item 2.05 Costs Associated with Exit or Disposal Activities.

On May 2, 2006, the Board of Directors of Progress Energy, Inc. (the “Company”) approved a plan of disposition (the “Plan”) of its merchant generation plants located in Rowan County, North Carolina, and DeSoto County, Florida, including certain power supply contracts associated with those plants (the “Merchant Generation Plants”) for approximately $405 million, subject to adjustments as provided in the purchase agreements. Approval of the Plan is expected to result in a second quarter noncash after-tax impairment charge against earnings of approximately $70 million.

Under the Plan, the Merchant Generation Plants would be sold to Southern Power with a targeted closing during the second quarter of 2006 for the DeSoto plant and the third quarter of 2006 for the Rowan plant. Both transactions are subject to state and federal regulatory approvals and customary closing conditions. Additionally, Southern Power has the option to terminate the contract to purchase the Rowan transaction without penalty through June 15, 2006. Further details of the proposed transactions are provided in the Company’s press release dated May 8, 2006 furnished in this Form 8-K as Exhibit 99.1, which is incorporated herein by reference.

Item 2.06 Material Impairments.

The information set forth under “Item 2.05 Costs Associated with Exit or Disposal Activities” is incorporated herein by reference.

Additionally, in accordance with accounting standards for goodwill, the Company monitors the carrying value of its goodwill associated with the Progress Ventures operations. As part of the Company’s evaluation of business opportunities that may impact the future cash flows of the Georgia Region operations, the Company performed an interim goodwill impairment test during the first quarter of 2006. As a result of this test, the Company recognized a first quarter noncash after-tax goodwill impairment charge against earnings of $39 million for the entire amount of goodwill assigned to Progress Ventures.

SECTION 9 - Financial Statements and Exhibits.

Item 9 Financial Statements and Exhibits.

(c)	Exhibits

99.1 Press Release of Progress Energy, Inc. dated May 8, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROGRESS ENERGY, INC.
Registrant

By:	/s/ Jeffrey M. Stone
Jeffrey M. Stone
Chief Accounting Officer

Date: May 8, 2006

INDEX TO EXHIBITS

Exhibit No.  Description
99.1   Press Release dated May 8, 2006.